AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 12th day of May, 2016, to the Custody Agreement, dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit E, Appleton Equity Growth Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/John J. Hedrick	By: /s/Michael L. Ceccato

Name: John J. Hedrick	Name: Michael L. Ceccato
Title: President	Title: Vice President

Exhibit E to the Series Portfolios Trust Custody Agreement

Name of Series
Appleton Equity Growth Fund

U. S. Bank, N.A.
Domestic Custody Fee Schedule at May, 2016

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule*:

I. Portfolio Transaction Fees:

(a)	For each repurchase agreement transaction	$___
(b)	For each portfolio transaction processed through DTC or Federal Reserve	$___
(d)	For each GNMA/Amortized Security Purchase	$___
(e)	For each GNMA Prin/Int Paydown, GNMA Sales	$___
(f)	For each covered call option swaps/future contract written, exercised or expired	$___
(h)	For each Disbursement (Fund expenses only)(waived if USBFS is Administrator)	$___

A transaction is a purchase/sale of a security, free receipt/free delivery (excludes initial conversion), maturity, tender or exchange:

II.            Market Value Fee
Based upon an annual rate of:                                                     Million
. ___ (___ Basis Points) on First                                                $___
. ___ (___ Basis Points) on Next                                                $___
. ___ (___ Basis Points) on                                                         Balance

III.           Monthly Minimum Fee-Per Fund$___

IV.           Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, negative interest charges, SWIFT charges and extraordinary expenses based upon complexity.

V.           Additional Services
Additional fees apply for global servicing.
$___ per Sub Advisor or Segregated custody account per year
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

VI.           Earnings Credits
On a monthly basis any earnings credits generated from uninvested custody balances will be applied against any cash management service fees generated.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Exhibit E (continued) to the Series Portfolios Trust Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at May, 2016

A monthly base fee per account (fund) will apply based on the number of foreign securities held unless no global securities are held in a given month. If no global securities are held within a given month, monthly base charge will not apply for that month.
1–25 foreign securities: $___; 26–50 foreign securities: $___; Over 50 foreign securities: $___
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Exhibit E (continued) to the Series Portfolios Trust Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at May, 2016

Miscellaneous Expenses
Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees negative interest charges, overdraft charges, or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain Miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

Advisor’s Signature below acknowledges approval of the domestic and global custody fee schedules on this Exhibit E.

Appleton Partners, Inc.

By: ______________________________

Printed Name and Title: _____________________________    Date: ______________